UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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MONRO MUFFLER BRAKE, INC.

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MONRO MUFFLER BRAKE, INC.
200 Holleder Parkway
Rochester, New York 14615

Notice of Annual Meeting of
Shareholders to be Held
August 12, 2008

To the Shareholders of
MONRO MUFFLER BRAKE, INC.

The Annual Meeting of Shareholders of Monro Muffler Brake, Inc. will be held at The Inn on Broadway, 26 Broadway, Rochester, N.Y. 14607, on Tuesday, August 12, 2008, commencing at 10 a.m., for the following purposes:

1.	to elect four directors to Class 1 of the Board of Directors to serve a two-year term, and until their successors are duly elected and qualified at the 2010 annual meeting of shareholders;

2.	to ratify the proposal regarding reevaluating the selection of independent public accountants; and

3.	to consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on June 24, 2008, will be entitled to vote at the meeting.

By Order of the Board of Directors

/s/  John W. Van Heel
John W. Van Heel
Secretary

Rochester, New York
July 11, 2008

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

MONRO MUFFLER BRAKE, INC.
200 Holleder Parkway
Rochester, New York 14615

Annual Meeting of Shareholders
August 12, 2008

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Monro Muffler Brake, Inc., a New York corporation (the “Company” or “Monro”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at The Inn on Broadway, 26 Broadway, Rochester, N.Y. 14607 on Tuesday, August 12, 2008, commencing at 10 a.m., or at any adjournment or postponement thereof.

A shareholder who executes a proxy may revoke it at any time before it is voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the shareholder so attending shall, in writing, so notify the secretary of the meeting at any time prior to the voting of the proxy. A proxy which is properly signed and not revoked will be voted for the nominees for election as directors listed herein, and for the ratification of the proposal regarding reevaluating the selection of independent public accountants as proposed herein, unless contrary instructions are given, and such proxy may be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding shares in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares. It is anticipated that the mailing of this Proxy Statement will commence on or about July 9, 2008.

VOTING SECURITIES

Only shareholders of record at the close of business on Tuesday, June 24, 2008, the record date, will be entitled to vote. At May 30, 2008, the Company had outstanding 17,055,403 shares of Common Stock, par value $.01 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the meeting.

The voting rights of holders of Common Stock are subject to the voting rights of the holders of 65,000 shares outstanding of the Company’s Class C Convertible Preferred Stock, par value $1.50 per share (“Class C Preferred Stock”). The vote of the holders of at least 60% of the shares of Class C Preferred Stock at the time outstanding, voting as a separate class, or, alternatively, the written consent of the holders of all outstanding shares of Class C Preferred Stock, is needed to effect or validate any action approved by a vote of the holders of shares of Common Stock. Therefore, such preferred shareholders have an effective veto over all matters put to a vote of common shareholders, and such veto power could be used, among other things, to block the election of directors, the proposal regarding selection of independent public accountants, or any other transaction that the holders of the Common Stock might otherwise approve at the Annual Meeting. It is expected that the holders of the Class C Preferred Stock will approve, by unanimous written consent, all matters currently proposed to be put to a vote of common shareholders at the Annual Meeting.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. A director nominee must receive a majority of the votes cast at the meeting to be elected. Votes that are withheld from any nominee are counted as present for purposes of determining the existence of a quorum but are not deemed cast at the meeting and, thus, have no effect on the determination of a majority. Abstentions may be specified on proposals other than the election of directors, which proposals require a majority of the votes cast at the meeting for approval. Abstentions will be counted as present for purposes of determining the existence of a quorum but are not deemed cast at the meeting and, thus, have no effect on the determination of a majority. With respect to shares of Common Stock held in street name, where no vote is indicated on a matter because the nominee or broker lacks authority to vote such shares without specific instructions from the beneficial owner, and the nominee or broker has received no such instructions (a “broker non-vote”), such shares are not counted as present for the purpose of determining the existence of a quorum and are not counted as votes cast with respect to any such matter.

ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into two classes having terms which expire at the Annual Meeting (Class 1) and at the 2009 annual meeting of shareholders (Class 2). Four Class 1 directors are proposed for re-election at the Annual Meeting.

Current Nominees

It is proposed to elect at the Annual Meeting four persons to Class 2 of the Board of Directors to serve (subject to the Company’s by-laws) until the election and qualification of their successors at the 2009 annual meeting of shareholders. If any such person should be unwilling or unable to serve as a director of the Company (which is not anticipated), the persons named in the proxy will vote the proxy for substitute nominees selected by the Board of Directors unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve.

The following summarizes biographical information for the Class 1 directors, each of whom is nominated for re-election:

Richard A. Berenson, 72, was appointed to the Board of Directors in November 2002 to fill a vacancy created by the resignation of a Class 1 Director. Mr. Berenson has been a member of the firm of Berenson LLP, a public accounting firm, since 1960, most recently serving as managing partner. He also serves as a Board member and Chairman of the Audit Committee for Lazare Kaplan International, Inc.

Donald Glickman, 75, was elected to the Board of Directors in July 1984. He is a private investor and has been a partner of J.F. Lehman & Company since June 1992. Mr. Glickman is a director of MSC Software Corporation, and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors.

Lionel B. Spiro, 69, was elected to the Board of Directors in August 1992. He was the Chairman and President of Charrette Corporation of Woburn, Massachusetts, a distributor of design supplies and imaging services, until July 1997, when he retired. Mr. Spiro co-founded Charrette Corporation in 1964.

Elizabeth A. Wolszon, 54, was appointed to the Board of Directors in August 2007 to fill a vacancy created by the resignation of a Class 1 Director. From 1992 to 2005, Ms. Wolszon served as Senior Vice President of Marketing, Human Resources and Strategic Planning for the Safelite Group, Inc., the nation’s largest provider of auto glass repair and replacement services. Ms. Wolszon also served as Senior Vice President of Marketing for Western Auto retail automotive stores from 1991 to 1992. Prior to that, Ms. Wolszon was a consultant in the consumer practice of McKinsey & Company and worked in beauty care marketing for The Proctor & Gamble Company. Ms. Wolszon is retired from full-time corporate work, but provides strategy, marketing and human resources consulting services for various companies.

The Board of Directors recommends a vote FOR each of the nominees for director.

In addition to the Class 1 directors who have been nominated for re-election, Robert E. Mellor, 64, served the Company as a Class 1 director until August 21, 2007 when he resigned immediately following the Annual Shareholders’ Meeting due to other public company board commitments. Mr. Mellor had been appointed to the Board of Directors in November 2002 to fill a vacancy arising from an increase in the Board’s membership. He is the Chairman of the Board and Chief Executive Officer of Building Materials Holding Corporation where he served as director since 1991. He also serves as director of Coeur d’Alene Mines Corporation and the Ryland Group, Inc.

The following summarizes biographical information for each of the continuing Class 2 directors:

Frederick M. Danziger, 68, was elected to the Board of Directors in July 1984. He is President and a Director of Griffin Land & Nurseries, Inc. Mr. Danziger was previously Of Counsel in the law firm of Latham & Watkins from 1995 to 1997, and was a partner of the law firm of Mudge Rose Guthrie Alexander & Ferdon from 1974 to 1995. Mr. Danziger is a director of Bloomingdale Properties, Inc.

Robert G. Gross, 50, was elected to the Board of Directors in February 1999, and was appointed Chairman of the Board in August, 2007. He has been Chief Executive Officer since January 1, 1999 and served as President from 1999 to March 31, 2008. Prior to joining the Company, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance store chain based in Edison, New Jersey, from 1995 to 1998. Mr. Gross also held various management positions with Eye Care Centers of America, Inc., a San Antonio, Texas based optometry company owned by Sears, Roebuck & Co., including President and Chief Operating Officer from 1992 through 1994, Executive Vice President and Chief Operating Officer from 1991 through 1992 and Senior Vice President from 1990 through 1991.

Peter J. Solomon, 70, was elected to the Board of Directors in July 1984. He has been Chairman of Peter J. Solomon Company, L.P., an investment banking firm, since May 1989. From 1985 to May 1989, he was a Vice Chairman and a member of the Board of Directors of Shearson Lehman Hutton, Inc.

Francis R. Strawbridge, 70, was elected to the Board of Directors in August 2002. He was Chairman of Strawbridge & Clothier, a regional general merchandise retailer of Philadelphia, Pennsylvania from 1984 to 1997, when he retired. From 1961 through 1983, Mr. Strawbridge served in various other capacities in the family-managed, publicly traded retail chain.

EXECUTIVE OFFICERS

The name and business experience of each of the executive officers of the Company, as of May 30, 2008, is set forth below to the extent not provided above:

Catherine D’Amico, 52, has been Executive Vice President – Finance since May 2002 and Chief Financial Officer and Treasurer since August 1993. Prior to May 2002, Ms. D’Amico was Senior Vice President – Finance. Ms. D’Amico, a certified public accountant, was previously a Senior Audit Manager with Price Waterhouse (PricewaterhouseCoopers LLP) in Rochester, New York and was affiliated with such firm from 1978 to 1993.

Christopher R. Hoornbeck, 57, has been Divisional Vice President – Western Operations since December 1998. Prior to that, Mr. Hoornbeck served as Zone Manager from 1996 to 1998, Vice President – Operations from 1992 to 1994 and Zone Manager from 1986 to 1992, and has worked for Monro in various other capacities since 1973.

Craig L. Hoyle, 54, has been Divisional Vice President – Southern Operations since October 2002. From October 1999 through September 2002, Mr. Hoyle was a Zone Manager and worked for Monro in various other capacities since January 1998. Prior to joining the Company, Mr. Hoyle managed several districts for Bridgestone/Firestone, Inc. and also held various marketing and other operational positions with them from 1981 through 1997.

Joseph Tomarchio Jr., 52, was promoted to Executive Vice President – Store Operations in October 2006. From May 2006 to October 2006, Mr. Tomarchio was President – Tire Group. Prior to May 2006, Mr. Tomarchio was Divisional Vice President – Tire Stores since joining the Company in March 2004. Prior to joining the Company, Mr. Tomarchio was Executive Vice President and Chief Operating Officer of Mr. Tire, Inc., which he co-founded in 1970.

John W. Van Heel, 42, was promoted to President in March 2008 and has been Secretary of the Company since October 2004. From October 2006 to April 2008, Mr. Van Heel served as Executive Vice President – Store Support and Chief Administrative Officer. From June 2005 to October 2006, Mr. Van Heel was Senior Vice President – Store Support. From October 2002 to May 2005, Mr. Van Heel served as Vice President – Finance to the Company. From May 2000 to September 2002, Mr. Van Heel served as Vice President – Finance and Chief Financial Officer of RCG Companies, Inc., a publicly held, diversified holding company, and its subsidiary companies. Prior to May 2000, Mr. Van Heel was a Director in the Transaction Services (acquisition consulting) practice at PricewaterhouseCoopers LLP, serving the firm’s New York City; Milan, Italy; and Rochester, New York offices from 1989.

Security Ownership of Principal Shareholders, Directors and Executive Officers

The following table shows the number of shares of Common Stock and Common Stock equivalents beneficially owned as of May 30, 2008 by (i) each person or entity known to the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) the four Class 1 directors who are nominated for re-election, (iii) each continuing Class 2 director, (iv) the executive officers named in the Summary Compensation Table and (v) all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown.

	Common Stock			Percent of
	Beneficially		Option Shares	Class
5% Shareholders, Directors and	Owned		Exercisable	Including
Executive Officers	Excluding Options		Within 60 Days	Options

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,693,500	(1)		9.2
Wells Capital Management, Inc. 525 Market Street San Francisco, CA 94105	1,388,284	(4)		7.5
Peter J. Solomon 520 Madison Avenue New York, NY 10022	1,367,193	(2)	68,391	7.4
Vaughn Nelson Investment Management, L.P. 600 Travis Street, Suite 6300 Houston, TX 77002	1,171,117	(3)		6.4
Robert G. Gross	187,500		1,050,000	6.4
Donald Glickman 2001 Jefferson Davis Highway Arlington, VA 22202	526,204	(5)	68,391	3.2
Catherine D’Amico	77,372		83,251	*
Joseph Tomarchio Jr.	15,000		106,875	*
Lionel B. Spiro	45,828		68,391	*
Frederick M. Danziger	74,998		22,452	*
Christopher R. Hoornbeck	28,906		41,250	*
John W. Van Heel	5,175		62,625	*
Francis R. Strawbridge	4,200		41,035	*
Richard A. Berenson	3,375		34,196	*
Elizabeth A. Wolszon	16,504		6,840	*
All directors and executive officers as a group (13 persons)				19.3 (6)

*	Less than 1% of the shares deemed outstanding.

(1)	Beneficial ownership reported as of December 31, 2007, according to a statement on Schedule 13G, dated February 14, 2008, of T. Rowe Price Associates, Inc., a registered investment adviser. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims it is, in fact, the beneficial owner of such securities.

(2)	Includes 65,000 shares of Class C Preferred Stock (including 45,000 shares held in trusts for the benefit of Mr. Solomon’s children for which Mr. Solomon is trustee) presently convertible into 1,013,513 shares of Common Stock. Also includes 76,133 shares of Common Stock held in trusts for the benefit of Mr. Solomon’s children for which Mr. Solomon is the trustee. Additionally, includes 30,000 and 22,500 shares of Common Stock, respectively, held in the Peter J. Solomon Family and Joshua N. Solomon Foundations for which Mr. Solomon is trustee. Mr. Solomon disclaims beneficial ownership of all such shares held in trusts and by the charitable foundations. Peter J. Solomon is a principal shareholder and a Class 1 director.

(3)	Beneficial ownership reported as of December 31, 2007, according to a statement on Schedule 13G, dated February 12, 2008, by Vaughn Nelson Investment Management, L.P., a registered investment advisor.

(4)	Beneficial ownership reported as of December 31, 2007, according to a statement on Schedule 13G, dated January 30, 2008, by Wells Fargo Company, on behalf of Wells Capital Management, Incorporated and Wells Fargo Funds Management, LLC, registered investment advisers, and Wells Fargo Bank, National Association.

(5)	Excludes shares of Common Stock owned by Mr. Glickman’s children. Mr. Glickman disclaims beneficial ownership of such shares. Mr. Glickman is a principal shareholder and a Class 2 director.

(6)	Exclusive of shares as to which beneficial ownership has been disclaimed, executive officers and directors of the Company as a group owned beneficially approximately 15.6% of Common Stock deemed outstanding on May 30, 2008.

Stock Ownership Guidelines

On November 30, 2006, the Board of Directors adopted the Monro Muffler Brake, Inc. Stock Ownership Guidelines. The purpose of the guidelines was to further engage certain senior executives and the members of the Board in the long-term success of the Company.

The guidelines require each affected executive to maintain ownership of Monro’s Common Stock in an amount equal to a multiple of such executive’s annual base salary. Specifically, Mr. Gross, as Monro’s Chief Executive Officer and Mr. Van Heel, as Monro’s President, are each required under the guidelines to maintain ownership of an amount of stock equal in value to two and one-quarter (2.25) times their respective annual base salaries. In addition, each of the three next most highly-compensated employees of the Company, Ms. D’Amico and Messrs. Tomarchio and Hoornbeck, is required to maintain ownership of an amount of Monro Common Stock equal in value to one and one-half (1.5) times his or her respective annual base salary. Each affected executive is required to achieve his or her required ownership level within four years of the commencement date of his or her employment or promotion, or, in the case of the executives identified above, except for Mr. Van Heel who was recently promoted, within four years of the adoption of the guidelines by the Board. As of the date of this proxy statement, Messrs. Gross and Hoornbeck and Ms. D’Amico are in full compliance with the ownership levels required by the guidelines. Under the guidelines, Mr. Tomarchio has until November 30, 2010 to achieve his required ownership level and Mr. Van Heel has until March 30, 2012 to achieve his required ownership level.

In addition, the guidelines require that each non-employee director maintain an ownership level in Monro’s Common Stock in an amount equal to three times the annual cash retainer (currently $16,000). Each affected director is required to achieve his/her required ownership level within four years of his joining the Board. As of the date of this proxy statement, all of the Company’s non-employee directors are in full compliance with the ownership levels required by the guidelines.

Meetings of the Board of Directors and Committees

The Board of Directors held five meetings during fiscal 2008(1). During the fiscal year, each director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees on which he served. All but resigning Board member, Mr. Robert E. Mellor, attended last year’s Annual Meeting.

The Board of Directors has determined that a majority of Board members is independent as defined by the listing standards of the Nasdaq Stock Market, Inc. (“NASDAQ”).

The Board of Directors has created four standing committees: a three-member Governance Committee, a three-member Audit Committee, a three-member Compensation Committee and a four-member Nominating Committee.

The Governance Committee has and may exercise, between meetings of the Board of Directors, all the power and authority of the full Board of Directors, subject to certain exceptions. During fiscal 2008, the Governance Committee held one meeting. Its members are Donald Glickman, Robert G. Gross and Peter J. Solomon.

The Audit Committee has the power and authority to select and engage independent auditors for the Company and reviews with the auditors and with the Company’s management all matters relating to the annual audit of the Company. The Audit Committee operates under a formal charter approved by the Board, a copy of which is available on the Company’s webstie. The Audit Committee held eight meetings in fiscal

 (1) References in this Proxy Statement to fiscal years are to the Company’s fiscal years ending or ended fiscal March of each year (e.g., references to “fiscal 2008” are to the Company’s fiscal year ended March 29, 2008).

2008. It consists of three members: Richard A. Berenson, Chairman, Frederick M. Danziger and Lionel B. Spiro, each of whom is an independent director.

The Compensation Committee has the power and authority to review and approve the remuneration arrangements for executive officers and employees of the Company and to select participants, approve awards under, interpret and administer the employee benefit plans of the Company. It operates under a formal charter approved by the Board, a copy of which can be found in the Investor Information-Corporate Governance Section of the Company’s website at www.monro.com. The Compensation Committee held six meetings in fiscal 2008. It consists of three members: Frederick M. Danziger, Chairman, Francis R. Strawbridge and Elizabeth A. Wolszon, each of whom is an independent director.

The Nominating Committee was formed by the Board in fiscal 2007 and operates under a formal charter adopted by the Board, a copy of which is available on the Company’s website. During fiscal year 2008, the Nominating Committee held one meeting. The Nominating Committee consists of four members: Francis R. Strawbridge, Chairman, Richard A. Berenson, Lionel B. Spiro, and Elizabeth A. Wolszon.

The Nominating Committee is responsible for identifying, screening and recommending candidates for membership on the Board pursuant to written guidelines approved by the Board. In assessing potential new directors, these directors consider individuals from various disciplines and diverse backgrounds. The selection of qualified directors is complex and crucial to Monro’s long-term success. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, a global business perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of Monro and the automotive service industry.

The Nominating Committee will consider recommendations from shareholders of potential candidates for the Board of Directors. A shareholder wishing to recommend a potential candidate must submit the recommendation in writing, addressed to the Secretary, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, NY 14615, Attention: Nominating Committee, so that the Secretary receives the recommendation not less than 120 days (nor more than 180 days) prior to the meeting. Each recommendation must set forth the information required by the Certificate of Incorporation for shareholders submitting a nomination. Additional information and a copy of the Certificate of Incorporation may be obtained by submitting a written request to the Secretary of the Company.

Under the Company’s Certificate of Incorporation, each year prior to the annual meeting of shareholders, the Nominating Committee recommends the Board’s nominees to serve as Monro’s directors for the next two years. The Board is soliciting proxies to elect these individuals. All candidates nominated by the Board of Directors, except for Mr. Glickman, have been determined to be independent directors.

Communications with Directors

Shareholders wishing to communicate with the non-management directors may send a letter to the Secretary, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, NY 14615, Attention: Non-Management Directors. All correspondence sent to that address will be delivered to the appropriate directors on a quarterly basis, unless the Secretary determines by individual case that it should be sent more promptly. Any concerns relating to accounting, internal controls, auditing or officer conduct will be sent promptly to the Chair of the Audit Committee. All correspondence to non-management directors will be acknowledged by the Secretary and may also be forwarded within Monro to the subject matter expert for investigation. Alternatively, communication with non-management directors may occur as outlined in Monro’s Corporate Code of Ethics which is posted on its website at www.monro.com.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Frederick M. Danziger, Francis R. Strawbridge and Elizabeth A. Wolszon.

None of such persons is a current or former employee or officer of the Company or any of its subsidiaries. During fiscal 2008, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of the Company served.

Robert G. Gross, the Company’s Chairman and Chief Executive Officer, does not participate in the Compensation Committee’s determination of his compensation.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis summarizes the Company’s philosophy and objectives regarding the compensation of its executives, including how the Company determines elements and amounts of executive compensation. The following discussion and analysis should be read in conjunction with the tabular disclosures regarding the compensation of Named Executive Officers in fiscal 2008 and the report of the Compensation Committee of the Board of Directors (the “Committee”), which immediately follow below. For purposes of this analysis, the executive officers named in the Summary Compensation Table below, including the Chief Executive Officer, are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives

The Company’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various NASDAQ and Internal Revenue Code rules. The Committee operates under a written charter adopted by the Committee and ratified by the Board of Directors (the “Board”). A copy of the charter is available at www.monro.com.

Monro’s compensation program is intended to meet three principal objectives: (1) attract, reward and retain officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals and enhance shareholder value; and (3) support Monro’s core values and culture, by promoting internal equity and external competitiveness. To meet these objectives, Monro has adopted the following overriding policies:

•	Pay compensation that is competitive with the practices of other leading automotive and retail companies; and

•	Pay for performance by:

—	setting challenging performance goals for our officers and providing short-term incentive through a bonus plan that is based upon achievement of these goals; and

—	providing long-term, significant incentives in the form of stock incentives, in order to retain those individuals with the leadership abilities necessary for increasing long-term shareholder value while aligning the interests of our officers with those of our shareholders.

The above policies guide the Committee in assessing the proper allocation between long-term compensation, current cash compensation and short-term bonus compensation. Other considerations include Monro’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements.

The program rewards the executive officers for attaining established goals that require the dedication of their time, efforts, skills and business experience to the success of the Company. The compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through salary and annual bonus. Long-term performance is rewarded through stock incentives, the value of which is measured in the performance of the Company’s stock price. In addition, the Named Executive Officers receive other benefits, certain of which are available to all other salaried employees of the Company.

Oversight of the Executive Compensation Program

The Committee administers the Company’s executive compensation program on behalf of the Board and its shareholders. The Committee has not retained a compensation consultant to review its policies and procedures with respect to executive compensation.

In determining the appropriate compensation packages for the Company’s executives, the Committee reviews, on an annual basis, spreadsheets which summarize each executive’s past and present compensation, including equity and non-equity based compensation. In addition, the Company’s Chairman and Chief Executive Officer annually reviews the performance of each of the executives (other than the Chief Executive Officer, whose performance is reviewed annually by the Committee). The conclusions reached and recommendations made based on these reviews for base salary levels and annual bonus amounts are presented to the Committee in May each year. The Committee relies to a large extent on the Chief Executive Officer’s evaluations of each executive’s performance. However, it is the Committee which makes all final compensation decisions regarding the Company’s executives.

The Company does not have a pre-established policy for the allocation between annual executive compensation and long-term incentive-based executive compensation. Instead, the Committee uses a flexible approach so that it may reward recent performance and create incentives for long-term enhancements in shareholder value. However, the Committee does seek to have a substantial portion of each executive’s compensation be incentive-based, with the most senior executives having the highest portion dedicated to incentive-based compensation.

Elements of Executive Compensation

The principal elements of the Company’s executive compensation program are:

•	base salary;

•	an annual cash-based incentive opportunity;

•	long-term equity incentive awards;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

The Company provides Named Executive Officers and other employees with a base salary to compensate them for services rendered during the fiscal year. For executives, the amount of base salary is meant to reflect the primary responsibilities of his/her position and is set at a level that the Committee believes will enable the Company to attract and retain talent. Increases to the base salaries of executives are not preset, and take into account the individual’s performance, responsibilities of the position, experience and the methods used to achieve results, as well as external market practices.

The Committee generally targets executive base salaries to be at levels comparable to those paid to executives holding similar positions at other automotive service companies of comparable size. However, variations to the target may occur as dictated by the experience and skill level of the individual in question and market factors. The Committee considers a number of criteria in establishing and adjusting the base salary of a particular executive officer, including, among other things, recent hiring experience, individual performance, individual experience and longer term potential.

Annual salary planning begins with a percentage guideline for increases, based upon the Company’s annual budget, which is adjusted upward or downward for individual performance based on recommendations from the Chief Executive Officer. The guidelines are set after considering competitive market data, affordability and current salary levels, as appropriate. The performance of each executive officer is evaluated annually following the close of the fiscal year so that each executive’s performance can be assessed within the context of the Company’s performance against its financial and strategic goals for the year. Individual performance is evaluated based on the specific responsibilities and accountabilities of the executive, the value of the services provided, the executive’s management skills and experience, and the individual’s contribution to the performance and profitability of the Company. Base salary adjustments for officers, other than the Named Executive Officers, during fiscal 2008, averaged approximately 4.1%.

Salaries for executive officers are reviewed annually or when there is a particular change, such as a promotion. The Committee typically approves the base salary increases in May, which are effective retroactive to April of that same year. In May 2007, the Committee increased base salaries for the Named Executive

Officers, retroactive to April 1, 2007. The salaries the Company paid to the Named Executive Officers during fiscal 2008 are shown in the Summary Compensation Table.

For fiscal 2008, base salary increases for all executives generally ranged from 3.5 to 6.0 percent and were established after considering job performance, internal pay alignment and equity, and marketplace competitiveness. In October 2007, Mr. Gross’s base pay was increased by 20.3% in connection with his contract renewal in October 2007. Mr. Van Heel’s base pay was increased by 43.0% in April 2007 in connection with additional responsibilities related to his promotion, effective October 2006, to Executive Vice President – Store Support and Chief Administrative Officer.

Annual Incentive Bonus

The Committee has the authority to award annual incentive bonuses to the Company’s officers. Each May, the Committee establishes targets for annual incentives in the form of performance-based cash bonuses to compensate executive officers, as well as other management employees. Each Named Executive Officer, other than the Chief Executive Officer, receives his or her annual incentive bonus pursuant to the Company’s Executive Bonus Plan. The Company’s Chief Executive Officer primarily receives his annual incentive bonus pursuant to a separate, shareholder approved, Management Incentive Compensation Plan, designed to comply with the requirements of the Internal Revenue Code Section 162(m). This plan was approved by shareholders in August 2002. However, the Committee may also award a discretionary bonus to the Chief Executive Officer under the Executive Bonus Plan, although it has never done so.

Annual incentive bonuses are intended to compensate officers for the Company’s achievement of stated corporate financial goals. The structure of the Executive Bonus and Management Incentive Compensation Plans for each year, including the incentive formula, the performance measures, and the corporate targets, are established and approved during the first quarter of the year to which the bonus relates.

The actual amount of each executive’s bonus under the Executive Bonus Plan is determined based on the Committee’s review of the Company’s level of achievement of the stated corporate financial goals, as well as the Chief Executive Officer’s recommendations. The actual amount of the Chief Executive Officer’s bonus under the Management Incentive Compensation Plan is based solely on the Company’s achievement of a desired level of pre-tax income established in the first quarter of the fiscal year. All bonus awards made under the Plans are subject to the Committee’s approval. In addition, the Committee has the sole authority to determine whether the corporate goals have been achieved by the Company and, if so, the applicable bonus award percentages to be paid. The Committee may use its discretion to include or exclude extraordinary or unusual items in determining the level of achievement of corporate financial goals.

In fiscal 2008, the Committee established company-wide performance measures based upon the Company’s achievements of pre-tax earnings and earnings per share targets that are based upon the Board-approved annual budget, thus linking compensation to the Company’s overall performance. The Committee establishes performance targets after carefully reviewing the state of the business, as expressed in the Company’s annual budget and business plan, and determining what measures are most likely, in present circumstances, to drive results and lead to sustainable growth.

The Company’s practice is to pay cash awards based upon the achievement of its annual financial performance goals. The Committee carefully considers any exceptions. Absent extraordinary circumstances, there are no payouts for below threshold performance.

For fiscal 2009, should the Company fall short of pre-tax income targets, the Committee may also assess management’s performance compared to primary public company competitors over the prior three years to determine “outstanding performance” and award discretionary bonuses. “Outstanding performance” will be determined by, but not limited to, comparable store sales performance and EBITDA margin, and may take into account the impact of acquisitions, accounting changes or unusual one time charges. The Compensation Committee may award a discretionary bonus to an individual up to the target bonus.

Each Named Executive Officer is eligible for an annual incentive bonus up to a specified percentage of such executive’s base salary. Target amounts payable under the Executive Bonus and Management

Incentive Plans are proportionate to each officer’s accountability for the Company’s business plans and currently range from 20% to 90% of the officer’s base salary. However, the Committee has the discretionary authority to increase or decrease the target amounts annually.

Under the Plans for 2008, the Committee targeted bonus amounts to be paid at (a) 20% of base salary for each of the Company’s Vice Presidents, (b) 25% of base salary for each of the Company’s Senior Vice Presidents, (c) 35% of base salary for each of the Company’s Executive Vice Presidents, and (d) 90% of base salary for the Company’s Chief Executive Officer. Historically, the Committee has fixed the maximum payout for any officer’s annual incentive bonus at 250% of the participant’s targeted bonus. However, the Chief Executive Officer’s maximum payout is currently set at 167% of his targeted bonus. Payouts between the targeted amount and the maximum amount are based upon attainment of pre-established financial goals at varying levels, approved at the beginning of each fiscal year by the Committee.

Long-Term Compensation

The long-term incentive compensation that the Committee generally employs is the granting of stock option awards to eligible employees, including, but not limited to, all executives. The purpose of granting such awards is to provide equity compensation that provides value to these employees when value is also created for the shareholders. Specifically, this form of equity compensation provides the employee with value only if the price of the Company stock, when the option is exercised, exceeds the option’s exercise price. For Company executives, the amount of long-term incentive compensation is intended to motivate executives to make stronger business decisions, improve financial performance, focus on both short-term and long-term objectives and encourage behavior that protects and enhances the long-term interests of the Company’s shareholders. The Committee believes that stock option awards are a significant portion of the total compensation package for executives and are an important retention tool.

The Committee determines grant levels of stock option awards based on individual performance, job positions within the Company, potential and level of responsibility. It also considers history of past grants, length of time in current position and any change in responsibility, as well as the financial statement expense associated with the options. Stock option awards for a fiscal year are typically approved and granted in May of the following fiscal year in order to coincide with the timing of annual reviews and compensation determinations. However, newly appointed and promoted executives or management personnel may receive an additional stock option grant at other times during the year. The options are awarded under the Company’s employee stock option plans, which require that the option exercise price be based on the closing market price of the Company’s common stock on the date the option is granted. The eventual value received by an executive depends on the overall performance of the Company’s stock. An executive may receive no value if the Common Stock underlying an option does not increase in value above the option’s strike price.

The Committee considered the following factors in establishing the 2008 stock option grants for the Named Executive Officers: recommendation by the Chief Executive Officer, the recipient’s level within the Company’s overall workforce, prior equity compensation awards, the value of the stock option award as a percentage of the recipient’s total compensation and the expense associated with the awards.

The Company requires its Named Executive Officers to achieve and maintain a certain minimum level of ownership of the Company’s Common Stock. These requirements are described in detail under “Stock Ownership Guidelines” in this Proxy Statement.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

The Company also provides the Named Executive Officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the Company’s overall executive compensation program, the Committee’s executive compensation philosophy, as well as the Committee’s objective to better enable the Company to attract and retain the most talented and dedicated executives possible. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers.

The Company sponsors, for all employees, a profit sharing plan with a 401(k) feature, which is intended to qualify under Section 401(a) of the Code. The Company will match 50% of the first 4% of pay that is contributed to the 401(k) plan. Participants are 100% vested in their own contributions at all times. Matching contributions vest 25% after two years of service, 50% after three years of service, 75% after four years of service and 100% after five years of service. In addition, any employee whose plan benefit is limited by Internal Revenue Code limitations (including each of our Named Executive Officers), may participate in the Deferred Compensation Program. The purpose of the Deferred Compensation Plan is to provide affected employees with the opportunity to receive a retirement benefit that bears a comparable ratio to compensation as is provided to employees whose retirement benefit is not limited by the Internal Revenue Code.

The Deferred Compensation Plan provides the opportunity for eligible employees, including the Named Executive Officers, to defer the receipt of certain compensation, including base salary and short-term incentives. Under the plan, the Company matches base salary deferral amounts for salary over the Internal Revenue Service compensation limit (applicable to qualified employee 401(k) plans) using the same matching formula as under the Company qualified 401(k) Profit Sharing Plan. No amounts credited under this plan are funded, and the right of a participant or beneficiary to receive a distribution is an unsecured claim against the general assets of the Company. The Nonqualified Deferred Compensation Plan is part of the Company’s competitive total compensation and benefits package that helps it attract and retain key talent. The costs of the Nonqualified Deferred Compensation Plan are included in the “Nonqualified Deferred Compensation Table”.

The Company’s other benefit plans primarily include medical and other health care benefits, group life insurance, disability and an employee stock purchase plan which allows eligible employees to utilize a percentage of their base salary to purchase Company stock. Certain Named Executives are also covered under a noncontributory retirement plan (the “Pension Plan”). As of September 30, 1999, the Pension Plan was frozen, such that participants ceased to accrue benefits and there were no new participants in the plan. Costs associated with the Pension Plan are included in the “Pension Benefits” table which follow.

Each Named Executive Officer is provided with the use of a company-owned vehicle or a car allowance, as well as participation in the plans and programs described above.

The Committee may, in its discretion, revise, amend or add to an executive officer’s perquisites and benefits as, when and if it deems advisable or appropriate. The Committee believes, based upon publicly available information, that the benefits described above are typical for senior executives at comparable companies.

Attributed costs of the perquisites and personal benefits described above for the Named Executive Officers for fiscal year 2008 are included in the column entitled “All Other Compensation” of the “Summary Compensation Table” appearing below.

Other Matters

Employment Agreements

The Company has entered into employment agreements with each of Messrs. Robert G. Gross, John W. Van Heel, and Joseph Tomarchio Jr., and Ms. Catherine D’Amico. Each of these employment agreements was reviewed and approved by the Committee. In addition, the Board of Directors reviewed and approved the Company’s employment agreement with Mr. Gross. The Committee believes that these employment agreements are an important part of the overall executive compensation program and serve as a recruitment and retention device.

The agreement for each executive generally addresses: role and responsibilities; rights to compensation and benefits during active employment; resignation by the employee with or without “Good Reason” as defined in the agreement; termination in the event of death, disability or retirement; termination for “Cause” and termination without “Cause”, as defined in the agreement. Each contract also contains termination and related pay provisions in the event of a “change in control”. In all cases, for the change in control provision to apply, there must be both (1) a “change in control”, as well as (2) a termination by the Company without cause or a resignation by the executive for reasons defined in the agreement, including a material diminution of his or her duties. Further, the agreement stipulates that the executive may not compete with the Company or solicit its employees for prescribed periods following termination of employment or disclose confidential information.

A “change in control” is generally deemed to occur (i) when a person or group who was not an affiliate as of the date the Company entered into the agreement (a “Non-Affiliate”) acquires beneficial ownership of 50% or more of the Company’s Common Stock; (ii) upon the sale of the Company substantially as an entirety to a Non-Affiliate; or (iii) when there occurs a merger, consolidation or other reorganization of the Company with a Non-Affiliate, in which the Company is not the surviving entity.

In addition to the contract provisions described above, and in connection with the five year renewal of his contract effective October 1, 2007, Mr. Gross was awarded a “Special Bonus” of $750,000, payable in five annual equal installments of $150,000, beginning October 1, 2007.

Further, upon a termination of the agreement, Mr. Gross is generally prohibited for five years from the date of such termination from directly or indirectly competing with the Company or, for a one-year period from the date of such termination, soliciting its employees. In exchange for this, Mr. Gross receives a non-compete payment of $750,000, payable in five equal installments of $150,000, beginning on October 1, 2012 and continuing through October 1, 2016. In a situation of termination by the Company without “Cause” or for “Good Reason”, non-compete payments begin six months after termination and continue on the anniversary date of such termination until paid in full.

Mr. Gross’s contract expires on September 30, 2012. Ms. D’Amico’s and Messrs. Tomarchio’s and Van Heel’s contracts all expire on December 31, 2010.

The provisions described above and other material provisions of the Company’s employment agreements with Messrs. Gross, Van Heel and Tomarchio and Ms. D’Amico are discussed in the “Summary Compensation Table”, the “Grants of Plan-Based Awards” Table, and in the “Potential Payments Upon Termination” sections of this proxy.

At this time, the Committee has not determined that it is necessary to enter into employment agreements with any other executives. However, Vice President-level employees and above, including Zone Managers, are entitled to between one and six months’ base salary, depending on an individual’s length of service, as severance pay should they be terminated by the Company for reasons other than cause or poor performance.

Resale Restriction Agreement

In the fourth quarter of fiscal 2006, prior to the Company’s fiscal year 2007 adoption of Statement of Financial Accounting Standard No. 123R (SFAS 123R), the Board of Directors approved the accelerated vesting of all unvested stock options previously awarded to employees. In connection with this acceleration, the Company’s executive officers and certain senior level managers have agreed that they will hold the shares related to the accelerated vesting at least through the original vesting date of the corresponding options. Except for the accelerated vesting, all other material terms and conditions of the previously granted awards remain unchanged.

Impact of Accounting and Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a significant factor in determining the amounts of compensation for our executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code limits to $1,000,000 the annual tax deduction for compensation paid to the Company’s employees, unless paid pursuant to a performance-based shareholder approved plan. With regard to Section 162(m), it is the Committee’s intention to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive demand for executive talent. The Committee intends that the total direct compensation payable to the Named Executive Officers (base salary, short-term incentive and long-term incentive) be deductible by Monro and much of the other compensation, such as the supplemental retirement plan, be paid at a time when not subject to the limitations of Section 162(m). The Management Incentive Compensation Plan, approved by the Company’s shareholders in August 2002, is designed to allow for the grant of annual incentive awards to certain executive officers of Monro that meet the qualified performance-based compensation requirements of Section 162(m) of the Code and the Regulations so as to preserve the deductibility of compensation payments to executive officers.

Beginning on March 26, 2006, the Company began accounting for stock-based compensation paid to its executives in accordance with the requirements of SFAS 123R.

Policy Concerning Additional Tax on Nonqualified Deferred Compensation Plan Benefits

Monro’s compensation and benefit plans and arrangements have been designed and administered with the objective of not triggering the additional tax under Section 409A of the Internal Revenue Code.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee oversees the Company’s executive compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with Company management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors the inclusion of the Compensation and Discussion Analysis in this Proxy Statement and its incorporation by reference into the Company’s 2008 Annual Report on Form 10-K.

The Compensation Committee

Frederick M. Danziger, Chairman
Francis Strawbridge
Elizabeth A. Wolszon

EXECUTIVE COMPENSATION

2008 SUMMARY COMPENSATION TABLE

The table below sets forth the compensation paid to or earned by the Company’s “Named Executive Officers” listed in the table for the two year period ended March 29, 2008.

						Change in
						Pension
						Value and
					Non-Equity	Above
				Option	Incentive Plan	Market	All Other
		Salary(1)	Bonus(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Robert G. Gross	2008	769,125	150,000	918,300	—	—	8,700	1,846,125
Chief Executive Officer	2007	698,250	145,900	—	—	—	21,300	865,450

John W. Van Heel	2008	250,000	—	73,700	—	—	21,500	345,200
President	2007	162,500	—	26,100	—	—	17,100	205,700

Joseph Tomarchio Jr.	2008	360,000	—	64,600	—	—	20,700	445,300
Executive Vice President — Store Operations	2007	330,500	—	26,100	—	—	21,800	378,400

Catherine D’Amico	2008	218,400	—	34,200	—	—	20,400	273,000
Executive Vice President — Finance and Chief Financial Officer	2007	210,000	—	13,000	—	—	16,100	239,100

Christopher R. Hoornbeck	2008	164,400	—	13,000	—	—	19,300	196,700
Divisional Vice President — Western Operations	2007	158,400	—	5,200	—	—	22,400	186,000

(1)	The salaries for Messrs. Gross, Tomarchio and Van Heel represent the salaries actually earned by them in fiscal 2008 and 2007. For fiscal 2008, Mr. Gross’s annual salary was increased from $698,250 to $840,000 effective October 1, 2007 in connection with the five-year renewal of his employment contract. In fiscal 2007, Mr. Tomarchio’s annual salary was increased from $318,000 to $343,000 on October 9, 2006 in connection with his promotion to Executive Vice President – Store Operations. Mr. Van Heel’s annual salary was increased on October 9, 2006 from $150,000 to $175,000 in connection with his promotion to Executive Vice President and Chief Administrative Officer.

(2)	For Mr. Gross, in fiscal 2008, this amount represents the payment associated with the $750,000 special retention bonus (the “Special Bonus”) awarded to him in connection with the renewal of his employment agreement in October 2007. The Special Bonus is payable to him in five equal installments of $150,000, beginning on October 1, 2007. Should Mr. Gross be terminated for cause or without good reason, as defined in his employment agreement, he shall be required to repay a portion of the last received annual installment of the Special Bonus, pro rata to the date of termination. For fiscal 2007, the amount represents the 2007 expense associated with the $1,000,000 special retention bonus awarded to him in connection with the renewal of his employment agreement in fiscal 2003, which was paid to Mr. Gross in fiscal 2006.

(3)	Amounts do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by the Company for option awards as determined pursuant to SFAS 123R. The assumptions used in calculating compensation costs are described in footnote 1 in the Company’s financial statements in the Form 10-K for the year ended March 29, 2008, as filed with the SEC. These compensation costs reflect costs associated with option awards granted in fiscal 2008 and 2007. There was no expense in fiscal 2008 and 2007 associated with options granted prior to fiscal 2007 because, in the fourth quarter of fiscal 2006, the Board of Directors approved the accelerated vesting of all unvested stock options previously awarded to employees. See the Grants of Plan-Based Awards table for further information on options granted in fiscal 2008.

(4)	This column represents the amounts earned by the Named Executive Officer in fiscal 2008 and 2007 pursuant to the Company’s annual incentive bonus plans. Additional information regarding the potential threshold, target and maximum payouts underlying the Non-Equity Incentive Plan Compensation column is included in the Grants of Plan-Based Awards table.

(5)	The Company did not pay above-market or preferential earnings to Named Executive Officers on deferred compensation in 2008 or 2007. Additionally, since the Company’s Pension Plan was frozen as of September 30, 1999, there was no change in pension value for any participants.

(6)	The following table shows each component of the All Other Compensation column in the Summary Compensation table. For each Named Executive Officer, these components consist of the Company’s matching contributions to the 401(k) and the Nonqualified Deferred Compensation Plans, payment of life insurance premiums on behalf of the Named Executive Officers and the incremental cost to the Company of automobiles provided to the Named Executive Officers. The Company does not provide any tax gross-ups on these perquisites.

		Company
		Matching	Life Insurance	Auto Allowance
		Contributions	Premium	Perquisites	Total
Name	Year	($)	($)	($)	($)

Robert G. Gross	2008	4,500	900	3,300	8,700
	2007	4,400	900	16,000	21,300
John W. Van Heel	2008	4,500	900	16,100	21,500
	2007	3,200	900	13,000	17,100
Joseph Tomarchio Jr.	2008	3,600	900	16,200	20,700
	2007	3,900	900	17,000	21,800
Catherine D’Amico	2008	4,400	900	15,100	20,400
	2007	4,200	900	11,000	16,100
Christopher R. Hoornbeck	2008	700	900	17,700	19,300
	2007	500	900	21,000	22,400

GRANTS OF PLAN — BASED AWARDS

The following table provides information regarding plan-based awards under the Company’s stock option plan granted during fiscal 2008 to the Named Executive Officers:

					All Other
					Awards	Exercise or	Grant Date
		Estimated Future Payouts Under			Number of	Base Price of	Fair Value of
		Non-equity Incentive Plan Awards			Securities	Options	Option
		Threshold(1)	Target	Maximum	Underlying	Awards	Award(2)
Name	Grant Date	($)	($)	($)	Options (#)	($)	($)

Robert G. Gross	10/2/07				375,000	22.80	2,448,800
	N/A	588,381	692,213	1,153,688
John W. Van Heel	5/17/07				7,500	23.08	53,400
	1/10/08				75,000	18.17	375,800
	N/A	74,375	87,500	218,750
Joseph Tomarchio Jr.	5/17/07				7,500	23.08	53,400
	1/10/08				40,000	18.17	200,400
	N/A	107,100	126,000	315,000
Catherine D’Amico	5/17/07				7,500	23.08	53,400
	1/11/08				30,000	17.53	143,400
	N/A	64,974	76,440	191,100
Christopher R. Hoornbeck	5/17/07				4,500	23.08	32,000
	N/A	34,850	41,000	102,500

(1)	Represents the minimum amount payable under the 2008 annual incentive bonus plan, assuming that a certain level of pre-tax profit is attained. Otherwise, the named executives receive no bonus, which was the case for fiscal 2008.

(2)	Calculated pursuant to SFAS 123R. The value of each option to purchase the Company’s Common Stock using the Black-Scholes valuation model was $7.12, $6.53, $5.01 and $4.78 for options issued on May 17, 2007, October 2, 2007, January 10, 2008 and January 11, 2008, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR END

The following table provides information about the number of outstanding equity awards held by the Company’s Named Executive Officers at March 29, 2008:

	Option Awards
			Number of	Number of
			Securities	Securities
			Underlying	Underlying	Option
			Unexercised	Unexercised	Exercise	Option
	Grant		Options (#)	Options (#)	Price	Expiration
Name	Date		Exercisable	Unexercisable	($)	Date

Robert G. Gross	12/1/1998		206,250		3.47	11/30/2008
	12/1/1998		450,000		3.47	11/30/2008
	11/14/2002		180,000		7.98	11/13/2012
	5/19/2005		120,000		17.35	5/18/2010
	10/2/2007	(2)	93,750	281,250	22.80	10/1/2012

			1,050,000	281,250

John W. Van Heel	10/2/2002		29,250		7.94	10/1/2012
	5/15/2003		4,500		9.90	5/14/2013
	5/18/2004		4,500		15.39	5/17/2014
	5/19/2005		15,000		17.35	5/18/2010
	5/18/2006	(1)	1,875	5,625	24.45	5/17/2016
	10/9/2006	(1)	3,750	11,250	22.91	10/8/2016
	5/17/2007	(1)		7,500	23.08	5/16/2017
	1/10/2008	(3)		75,000	18.17	1/9/2013

			58,875	99,375

Joseph Tomarchio Jr.	3/1/2004		7,500		16.24	2/28/2014
	5/19/2005		90,000		17.35	5/18/2010
	5/18/2006	(1)	1,875	5,625	24.45	5/17/2016
	10/6/2006	(1)	3,750	11,250	22.91	10/8/2016
	5/17/2007	(1)		7,500	23.08	5/16/2017
	1/10/2008	(3)		40,000	18.17	1/9/2013

			103,125	64,375

Catherine D’Amico	5/14/2001		36,000		5.33	5/13/2011
	5/13/2002		3,375		8.85	5/12/2012
	5/15/2003		11,250		9.90	5/14/2013
	5/18/2004		15,001		15.39	5/17/2014
	5/19/2005		30,000		17.35	5/18/2010
	5/18/2006	(1)	1,875	5,625	24.45	5/17/2016
	5/17/2007	(1)		7,500	23.08	5/16/2017
	1/11/2008	(3)		30,000	17.53	1/10/2013

			97,501	43,125

Christopher R. Hoornbeck	5/13/1998		2,363		7.19	5/12/2008
	5/14/2001		11,250		5.33	5/13/2011
	5/13/2002		3,375		8.85	5/12/2012
	5/15/2003		4,500		9.90	5/14/2013
	5/18/2004		4,500		15.39	5/17/2014
	5/19/2005		15,000		17.35	5/18/2010
	5/18/2006	(1)	750	2,250	24.45	5/17/2016
	5/17/2007	(1)		4,500	23.08	5/16/2017

			41,738	6,750

(1)	This option grant vests over four years as follows: One quarter of the options in each grant vest on the yearly anniversary of the grant. These options have a ten year life from grant date.

(2)	This option grant vests as follows: 25% of total grant on October 2, 2007, 2008, 2009 and 2010. The options have a five-year term from grant date.

(3)	This option grant vests as follows: 25% on the first and second anniversary date of the award, and 50% on the third anniversary date of the award. The options have a five-year term from grant date.

2008 OPTIONS EXERCISES

The following table shows all stock options exercised and value realized upon exercise by the Named Executive Officers during fiscal 2008:

	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise(1)
Name	(#)	($)

Robert G. Gross	—	—
John W. Van Heel	4,500	70,900
Joseph Tomarchio Jr.	—	—
Catherine D’Amico	30,000	570,000
Christopher R. Hoornbeck	11,250	217,800

(1)	The value realized equals the difference between the option exercise price and the fair market value of Monro’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Pension Plan

The Company sponsors a noncontributory retirement plan (the “Pension Plan”) which is intended to qualify under Section 401(a) of the Code, as amended (the “Code”). As of September 30, 1999, participants ceased to accrue benefits under the Pension Plan and no employees will become plan participants after this date. Compensation and services after this date are not taken into consideration in determining benefits under the Pension Plan. Prior to September 30, 1999, each employee who attained age 21 became a participant on the April 1 or October 1 following the date the employee completed one year of service. Benefit payments generally begin upon retirement at age 65 or age 60 with 20 years of service.

Benefits under the Pension Plan are 100% vested in each participant upon completion of five years of service, attainment of age 65 or the termination of the Pension Plan. Lump sum distributions are available at termination or retirement only for accrued benefits of $5,000 or less.

The following table shows the estimated annual benefits payable to participants under the Pension Plan upon retirement at age 65. The table does not show the reduction for Social Security benefits (see formula below).

PENSION PLAN TABLE

Average Compensation	Number of Years of Service

(Prior to September 30, 1999)	5	10	15	20	25

$100,000	$22,500	$45,000	$45,000	$45,000	$45,000
80,000	18,000	36,000	36,000	36,000	36,000

For the purpose of determining amounts payable under the Pension Plan for each of the Named Executive Officers, compensation includes the average of ten years (i) base salary (including the amount of any reductions in the executive’s otherwise payable compensation attributable to any “cafeteria plan”) plus (ii) cash bonuses. Base salaries and bonuses of each Named Officer are shown in the Summary Compensation table. Compensation does not include stock options or the Company’s contributions to the Profit Sharing Plan shown in the Summary Compensation table. Compensation is limited to $100,000 for determining amounts payable under the Pension Plan.

PENSION BENEFITS TABLE

		Present Value of	Payments
		Accumulated	During Last
	Number of Years	Benefit(1)	Fiscal Year
Name	Credited Service	($)	($)

Robert G. Gross	0	0	0
Joseph Tomarchio Jr.	0	0	0
Catherine D’Amico	7	44,000	0
John W. Van Heel	0	0	0
Christopher R. Hoornbeck	27	120,000	0

(1)	Actuarial assumptions used in calculating the present value of accumulated benefits are described in footnote 12 of the Company’s financial statements in the Form 10-K for the year ended March 29, 2008, as filed with the SEC.

The basic benefit under the Pension Plan is a straight life annuity. Subject to certain limits required by law, benefits are payable monthly in an amount equal to (i) 45% of a participant’s average monthly earnings for the highest ten consecutive years prior to September 30, 1999, less (ii) 45% of the monthly primary Social Security benefit payable to the participant at retirement. The amount of the benefit is also reduced for short service participants and participants terminating employment prior to retirement.

Due to the fact that the Pension Plan was frozen as of September 30, 1999, the amount of the benefit will be multiplied by a fraction (not greater than one), the numerator of which is the participant’s total number of years of service as of September 30, 1999, and the denominator of which is the number of years of service the participant would have accumulated if he had continued his employment until the earlier of (i) age 65 or (ii) the date after age 60 but before age 65 on which the participant had at least 20 years of vesting service under the Pension Plan.

In connection with the purchase of Kimmel Automotive, Inc. (“KAI”) in April 2002, the Company also sponsors a non-contributory retirement plan covering certain employees of KAI. Participants ceased to accrue benefits under this plan prior to April 2002. No Named Officers are covered under this plan. This plan merged with the Pension Plan during fiscal year 2005.

Profit Sharing Plan

The Company sponsors a profit sharing plan with a 401(k) feature (the “Profit Sharing Plan”). The Profit Sharing Plan is intended to qualify under Section 401(a) of the Code.

Each employee who has attained age 21 becomes a participant as of the first day of the month following completion of three months of service. Participants may elect to reduce their compensation by up to the lesser of 30% of their annual compensation or the statutorily prescribed annual limit ($15,500 in calendar 2007) and to have the amount of the reduction contributed to their account in the Profit Sharing Plan. One of the investment options available to participants is the Company’s Common Stock.

The Company may make discretionary matching contributions to the matching accounts of those employees who are contributing to the Profit Sharing Plan. In fiscal 2008, matching contributions were made quarterly. Beginning with the second quarter of fiscal 2009, matching contributions will be made annually. A discretionary Company profit sharing contribution may also be made on an annual basis.

Deferred Compensation Plan

The Company has adopted the Monro Muffler Brake, Inc. Deferred Compensation Plan (the “Plan”) to provide an opportunity for additional tax-deferred savings to a select group of management or highly compensated employees. The Plan is an unfunded arrangement and the participants or their beneficiaries have an unsecured claim against the general assets of the Company to the extent of their Plan benefits.

The Compensation Committee designates the individuals eligible to participate in the Plan. Currently, only those employees, who are “highly compensated employees”, as that term is defined under Section 414(q) of the Code, have been designated as eligible to participate in the Plan.

The Plan permits participants to defer all or any portion of the compensation that would otherwise be payable to them for the calendar year. In addition, the Company will credit to the participants’ accounts such amounts as would have been contributed to the Monro Muffler Brake, Inc. Profit Sharing Plan but for the limitations that are imposed under the Code based upon the participants’ status as highly compensated employees. The Company may also make such additional discretionary allocations as are determined by the Compensation Committee.

No amounts credited under the Plan are funded and the Company maintains accounts to reflect the amounts owed to each participant. At least annually, the accounts are credited with earnings or losses calculated on the basis of an interest rate or other formula as determined by the Compensation Committee.

Benefits are payable at a participant’s election in a single cash sum or in monthly installments for a period not to exceed 10 years at the date designated by the participant upon his or her initial enrollment in the Plan, but in no event later than the date the participant attains age 65. Payments are made earlier in the event a participant dies or incurs an unanticipated emergency.

NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant			Aggregate
	Contributions	Contributions	Aggregate	Aggregate	Balance
	in Last	in Last	Earnings in	Withdrawals/	at Last Fiscal
	Fiscal Year	Fiscal Year	Last Fiscal Year	Distributions	Year-End
Name	($)	($)	($)	($)	($)

Robert G. Gross	15,300	—	3,100	—	77,400
John W. Van Heel	1,400	500	200	—	4,600
Joseph Tomarchio Jr.	—	—	—	—	—
Catherine D’Amico	3,300	800	1,200	—	30,400
Christopher R. Hoornbeck	1,600	700	900	—	21,700

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary setting forth potential payments payable to the Named Executive Officers upon termination of employment or a change in control of the Company under their current employment arrangements and our other compensation programs. Specifically, compensation payable to each Named Executive Officer upon voluntary termination, involuntary termination without cause, retirement, termination following a change in control, and in the event of death or disability of the executive is discussed below. The amounts shown in the tables below assume that such termination was effective as of March 29, 2008, and, therefore, includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of the Company’s Common Stock and the executive’s age. These benefits are in addition to benefits available generally to salaried employees upon termination, such as earned but unpaid salary through the date of termination, amounts accrued and vested under the Company’s Pension, Profit Sharing and Deferred Compensation Plans, as applicable and accrued vacation pay.

Payments Made Upon Any Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the executive is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	earned but unpaid salary through date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•	option grants received which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable option agreement);

•	unused vacation pay; and

•	amounts accrued and vested under the Company’s 401(k), Pension and Deferred Compensation Plans.

Payments Made Upon Involuntary Termination Without Cause

As a result of their employment agreements (in the case of Messrs. Gross, Van Heel and Tomarchio and Ms. D’Amico) and severance arrangements (in the case of Mr. Hoornbeck) entered into by the Company with the Named Executive Officers, in the event that a Named Executive Officer’s employment is involuntarily terminated without cause, the executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•	in the case of Mr. Gross, base salary through the remainder of the term of his employment agreement, payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid; (ii) for the then-current fiscal year, to the extent paid and pro rata, to the date of the executive’s termination; payment of any remaining unpaid non-compete payments and any remaining unpaid “Special Bonus” payments through the remainder of the term of his agreement;

•	in the case of Mr.Van Heel, Ms. D’Amico and Mr. Tomarchio, 12 months of base salary continuation and payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid; and (ii) for the then-current fiscal year, to the extent paid and pro rata, to the date of the executive’s termination;

•	in the case of Mr. Hoornbeck, six months of base salary continuation; and

•	in the case of Ms. D’Amico and Mr. Tomarchio, all then outstanding unvested options will immediately and automatically vest and be exercisable for ninety (90) days.

TABLE OF PAYMENTS UPON INVOLUNTARY
TERMINATION WITHOUT CAUSE

			Non-Equity
			Incentive Plan
	Base	Special	Compensation	Stock	All Other
	Salary	Bonus	Award	Options	Compensation	Total
Name	($)	($)	($)	($)	($)(1)	($)

Robert G. Gross	3,780,000	600,000	—	9,967,500	750,000	15,097,500
John W. Van Heel	250,000	—	—	279,700	—	529,700
Joseph Tomarchio Jr.	360,000	—	—	900	—	360,900
Catherine D’Amico	218,400	—	—	509,700	—	728,100
Christopher Hoornbeck	82,000	—	—	204,500	—	286,500

(1)	Represents unpaid non-compete payments.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•	all then-outstanding vested options will be exercisable for one year.

None of the Named Executive Officers was eligible to receive retirement benefits as of March 29, 2008.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a Named Executive Officer, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•	all then-outstanding unvested options issued under the 2007 Stock Incentive Plan and 1998 Employee Stock Option Plan will immediately and automatically vest upon death or permanent disability and will be exercisable for one year; outstanding options under the 1989 Employee Stock Option Plan are currently all vested and will be exercisable for one year;

•	the executive will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate;

•	in the case of the death or disability of Messrs. Gross, Van Heel and Tomarchio, and Ms. D’Amico, he or she shall be entitled to receive payment of 12 months of base salary continuation, and the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid; and (ii) for the then-current fiscal year, to the extent paid and pro rata, to the date of the executive’s death or disability;

•	in the case of the disability of Ms. D’Amico and Messrs. Gross, Van Heel and Tomarchio, such executive shall receive the right to continue to participate in the Company’s group life and medical/dental insurance plans, each at the same ratio of employer/employee contribution as applicable to the executive immediately prior to the termination event; and

•	in the case of Mr. Gross, payment of any remaining unpaid “Special Bonus” payments through the remainder of the term of his agreement.

TABLE OF PAYMENTS UPON DEATH

The following table includes the intrinsic value (that is, the value based upon the price of the Company’s Common Stock, and in the case of options, minus the exercise price) of equity awards that would be exercisable or vested if the Named Executive Officer had died on March 29, 2008.

			Non-Equity
	Salary	Special	Incentive Plan	Life	Stock
	Continuation	Bonus	Compensation	Insurance	Options	Total
Name	($)	($)	($)	($)	($)	($)

Robert G. Gross	840,000	600,000	—	425,000	9,967,500	11,832,500
John W. Van Heel	250,000	—	—	425,000	279,700	954,700
Joseph Tomarchio Jr.	360,000	—	—	425,000	900	785,900
Catherine D’Amico	218,400	—	—	425,000	509,700	1,153,100
Christopher Hoornbeck	—	—	—	425,000	204,500	629,500

TABLE OF PAYMENTS UPON PERMANENT DISABILITY

The following table includes the intrinsic value (that is, the value based upon the price of the Company’s Common Stock, and in the case of options minus the exercise price) of equity awards that would be exercisable or vested if the Named Executive Officer had been permanently disabled on March 29, 2008. For these purposes, “permanent disability” generally means total disability, resulting in the executive being unable to perform his or her job as determined by the Company’s life and disability insurance provider.

			Non-Equity	Life and
	Salary	Special	Incentive Plan	Health Plan		Stock
	Continuation	Bonus	Compensation	Continuation	Disability(1)	Options	Total
Name	($)	($)	($)	($)	($)	($)	($)

Robert G. Gross	840,000	600,000	—	49,500	1,059,200	9,967,500	12,516,200
John W. Van Heel	250,000	—	—	94,900	1,336,400	279,700	1,961,000
Joseph Tomarchio Jr.	360,000	—	—	55,100	981,500	900	1,397,500
Catherine D’Amico	218,400	—	—	26,700	981,500	509,700	1,736,300
Christopher Hoornbeck	—	—	—	—	739,100	204,500	943,600

(1)	This amount represents the present value (at an assumed rate of 6%) of the long-term disability payments that would be paid to the Named Executive Officer until he or she reaches the retirement age of 65.

Payments Made Upon a Change in Control

As discussed in detail in the CD&A, the employment agreements that the Company entered into with each of Messrs. Gross, Van Heel and Tomarchio and Ms. D’Amico contain change in control provisions. Also, Mr. Hoornbeck would receive certain compensation payments if he were terminated without cause following a change in control. The benefits, in addition to the items listed under the heading “Payments Made Upon Any Termination” above, include:

•	in the case of Ms. D’Amico and Messrs. Van Heel and Tomarchio, 12 months base salary continuation;

•	in the case of Mr. Gross, base salary through the remainder of the term of his employment agreement; payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid; (ii) for the then-current fiscal year, to the extent paid and pro rata, to the date of the executive’s termination; payment of any remaining unpaid non-compete payments and any remaining unpaid “Special Bonus” payments through the remainder of the term of his agreement;

•	in the case of Mr. Hoornbeck, six months of base salary continuation; and

•	all then-outstanding unvested options will immediately and automatically vest and be exercisable, in the case of Ms. D’Amico and Messrs. Gross, Van Heel and Tomarchio, for ninety (90) days following such termination and in the case of Mr. Hoornbeck, for thirty (30) days following such termination.

TABLE OF POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

			Non-Equity
			Incentive Plan
	Base	Special	Compensation	Stock	All Other
	Salary	Bonus	Award	Options	Compensation	Total
Name	($)	($)	($)	($)	($)(1)	($)

Robert G. Gross	3,780,000	600,000	—	9,967,500	750,000	15,097,500
John W. Van Heel	250,000	—	—	279,700	—	529,700
Joseph Tomarchio Jr.	360,000	—	—	900	—	360,900
Catherine D’Amico	218,400	—	—	509,700	—	728,100
Christopher Hoornbeck	82,000	—	—	204,500	—	286,500

(1)	Represents unpaid non-compete payments.

DIRECTOR COMPENSATION

The Company does not pay any director who is also an employee of Monro or its subsidiary for his service as director.

In fiscal 2008, non-employee directors received the following compensation:

•	$16,000 annual retainer, a $15,000 annual retainer for the audit committee chairman and a $5,000 annual retainer for each other committee chairman;

•	an annual grant of an option to purchase 6,840 shares of Common Stock, valued at $24.45 per share, which was the closing price of a share of the Company’s Common Stock on the date of the 2007 Annual Meeting of Shareholders;

•	$3,000 for each meeting of the Board of Directors or $1,000 for a committee meeting attended; and

•	reasonable travel expenses to attend meetings.

During fiscal 2008, the Company paid no legal fees in connection with filings by Directors regarding Company stock transactions.

The following table summarizes the compensation that the Company’s non-management directors earned for services as members of the Board of Directors and any committee of the Board of Directors during fiscal 2008:

NON-MANAGEMENT DIRECTOR COMPENSATION TABLE

	Fees Earned or		All Other
	Paid in Cash	Option Awards(1)	Compensation		Total
Name	($)	($)	($)		($)

Richard A. Berenson	54,000	48,000	—		102,000
Frederick M. Danziger	48,000	48,000	—		96,000
Donald Glickman	31,000	48,000	150,000	(2)	229,000
Robert E. Mellor	14,300	—			14,300
Peter J. Solomon	31,000	48,000	150,000	(3)	229,000
Lionel B. Spiro	36,000	48,000	—		84,000
Francis R. Strawbridge	39,550	48,000	—		87,550
Elizabeth A. Wolszon	24,000	48,000	60,000	(4)	132,000

(1)	Each non-management director was granted options to purchase 6,840 shares of the Company’s Common Stock in 2008. This column represents the dollar amount the Company expensed during fiscal 2008 under SFAS 123R for outstanding stock option awards, and includes expense for options granted in 2008. However, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2008 grants as well as the grants made prior to 2008, refer to Note 1 of the Company’s financial statements in the Form 10-K for the year ended March 29, 2008, as filed with the SEC.

(2)	For Mr. Glickman, this amount related to his consulting arrangement with Peter J. Solomon and Company, discussed in more detail under the heading “Certain Relationships and Related Transactions”.

(3)	For Mr. Solomon, this amount relates to his share of the fees paid to Peter J. Solomon Company, L.P. (“PJSC”) under a management agreement. See further discussion under the heading “Certain Relationships and Related Transactions”.

(4)	For Ms. Wolszon, this amount related to marketing and other consulting services provided by her prior to her joining the Board.

Stock awards granted to directors are fully vested at the time of the grant. The number of shares of Monro Muffler Common Stock owned by each director is disclosed in the Security Ownership of Principal Shareholders, Directors and Executive Officers table in this proxy statement.

EQUITY COMPENSATION PLAN INFORMATION
AS OF MARCH 29, 2008

The following table provides information regarding shares of Common Stock issuable pursuant to equity compensation plans.

	Number of		Number of Securities
	Securities to be	Weighted	Remaining Available for
	Issued Upon	Average	Future Issuance Under
	Exercise of	Exercise Price	Equity Compensation
	Outstanding	of Outstanding	Plans (Excluding
	Options,	Options,	Securities Reflected
	Warrants	Warrants	in Column
	and Rights	and Rights	(a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,746,779	$13.36	426,950
Equity compensation plans not approved by security holders	—		—

Total	2,746,779		426,950

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Company reviews all relationships and transactions in which the Company and its directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s finance and legal staff are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions, and then determining, based on the facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transactions. As required under SEC rules, transactions that are determined to be material to the Company or a related person must be disclosed in the Company’s proxy statement.

Related Party Transactions

The Company has a management agreement, effective July 1, 1991, with Peter J. Solomon Company, L.P. (“PJSC”), pursuant to which PJSC provides strategic and financial advice relating to financing, capital structure, mergers and acquisitions and offensive/defensive positioning to the Company, for a fee of $300,000 per year (plus reimbursement of out-of-pocket expenses). Pursuant to such agreement, the Company has agreed to indemnify PJSC against certain liabilities. In addition, PJSC, from time to time, provides additional investment banking services to the Company for customary fees. No additional fees were paid in fiscal 2006, 2007 and 2008. Peter J. Solomon, Chairman of the Board and principal shareholder of the Company, is Chairman of PJSC. Of the fees paid by the Company to PJSC, approximately half were paid to Donald Glickman, a director and principal shareholder of the Company, by PJSC for consulting services.

In May 2003, the annual fee was increased to $300,000 from $160,000 per year effective July 1, 2003, with approval from the independent Compensation Committee of the Company’s Board of Directors. The total amount of fees paid to PJSC was $300,000 in each of the years 2008, 2007 and 2006.

The Company leases six stores from lessors in which Joseph Tomarchio, Jr. has beneficial ownership interests. In fiscal 2008, the Company expensed $602,000 as rent for these stores. Mr. Tomarchio is an officer of the Company.

Aside from the six leases assumed as part of the Mr. Tire acquisition in March 2004, the Company has not entered into any affiliate leases, other than renewals or modifications of existing leases, since May 1989, and as a matter of policy, will not do so.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 2008, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Peter J. Solomon reported the exercise of 6,837 and sale of 900 shares held in trusts for Mr. Solomon’s children on a Form 4 that was filed late, Donald Glickman reported the sale of 14,100 shares and five gifts of 2,128 shares on a Form 4 that was filed late; Frederick M. Danziger reported the gift of 4,512 shares on a Form 4 that was filed late; Robert E. Mellor reported the exercise of 20,515 and sale of 20,515 shares on a Form 4 that was filed late; Ms. D’Amico reported a gift of 1,000 shares on a Form 4 that was filed late and Robert G. Gross reported an option grant of 375,000 shares on a Form 4 that was filed late.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors. Each member of the Committee is an independent director as defined by rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ. In addition, the Board of Directors has determined that Richard A. Berenson is an audit committee financial expert as defined by SEC rules, and is independent from management.

In fiscal 2008, the Audit Committee, as a matter of routine, reviewed its charter and practices. The Committee determined that its charter and practices are consistent with listing standards of NASDAQ.

Management is responsible for the Company’s internal controls and the financial reporting process. The external auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the external auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the external auditors. The Committee discussed with the external auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Company’s external auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the external auditors that firm’s independence.

Based on the Committee’s discussion with management and the external auditors and the Committee’s review of the representation of management and the report of the external auditors to the Committee, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 29, 2008, for filing with the SEC. The Committee has also approved, subject to shareholder ratification, the decision to reevaluate the selection of PricewaterhouseCoopers as the Company’s external auditors for fiscal 2009.

Audit Committee

Richard A. Berenson, Chairman
Frederick M. Danziger
Lionel B. Spiro

APPROVAL OF INDEPENDENT ACCOUNTANTS

Shareholder ratification of the Company’s independent public accountants is not required by the Company’s Amended and Restated By-laws or otherwise. The Audit Committee may direct the appointment of different independent accountants at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and its shareholders. However, as good corporate practice, the Audit Committee is requesting that the shareholders approve its proposal to reevaluate the selection of independent public accountants to audit the books and accounts for fiscal 2009.

PricewaterhouseCoopers LLP (“PWC”) has been engaged as the Company’s independent accountants since 1984. A representative of PWC will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if he or she desires to do so.

In addition to retaining PWC to audit the Company’s consolidated financial statements for fiscal 2008, the Company retained PWC and other consulting firms to provide advisory, auditing, and consulting services in fiscal 2008. The Company understands the need for PWC to maintain objectivity and independence in its audit of its financial statements. To minimize relationships that could appear to impair the objectivity of PWC, the Audit Committee has restricted the non-audit services that PWC may provide primarily to tax services, merger and acquisition due diligence services and audit services. They also determined that the Company would obtain non-audit services from PWC only when the services offered by PWC are more effective or economical than services available from other service providers, and, to the extent possible, only after competitive bidding.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PWC after May 5, 2003. Specifically, the Committee has pre-approved the use of PWC for the following categories of non-audit service: merger and acquisition due diligence and audit services; tax services; internal control reviews; and reviews and procedures that the Company requests PWC to undertake to provide assurances on matters not required by laws or regulations. In each case, the Committee requires management to report the specific engagements to the Committee on a regular basis, and also obtain specific pre-approval on any engagement over $25,000.

Aggregate fees billed to the Company for services rendered by PWC for fiscal 2008 and 2007 were:

	2008	2007

Audit Fees, including quarterly reviews	$505,000	$465,000
Audit Related Fees	39,800	26,100
Tax Fees	19,600	124,300
All Other Fees

Total Fees	$564,400	$615,400

In the table above, in accordance with SEC definitions and rules, “audit fees” are fees the Company paid to PWC for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for the Sarbanes-Oxley Section 404 internal control audit or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are comprised of assurance and related services that are traditionally performed by the external auditor; “tax fees” are fees related to preparation of the Company’s tax returns, as well as fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees billed by PWC to the Company for any services not included in the first three categories including services such as benefit plan services and merger and acquisition due diligence.

The Audit Committee has considered whether the non-audit services provided by PWC are compatible with PWC maintaining its independence and has determined that they are compatible.

The Board of Directors recommends the shareholders vote FOR ratification of the proposal regarding reevaluating the selection of independent public accountants of the Company for the fiscal year ending March 28, 2009.

SHAREHOLDER PROPOSALS

Nominations for Board membership and proposals of shareholders that are intended to be presented at the annual meeting to be held in 2009 must be received by the Company by March 13, 2009, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The Company’s Certificate of Incorporation provides that shareholders who do not present a proposal for inclusion in the proxy statement, but who still intend to submit the proposal at the 2009 annual meeting, and shareholders who intend to submit nominations for directors at the meeting, are required to deliver or mail the proposal or nomination to the Secretary of the Company, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, New York 14615, so that the Secretary receives the proposal or nomination not less than 120 days nor more than 180 days prior to the meeting, except that if less than 50 days notice or prior public disclosure of the meeting date is given or made to shareholders, the Secretary must receive such proposal or nomination not later than the close of business on the tenth day following the day on which notice of the meeting was mailed or such public disclosure was made, whichever first occurs. Each proposal or nomination must set forth the information required by the Certificate of Incorporation. If the chairman of the meeting determines that a proposal or nomination was not made in accordance with the required procedures, such proposal or nomination will be disregarded. Additional information and a copy of the Certificate of Incorporation may be obtained by submitting a written request to the Secretary of the Company.

ADDITIONAL INFORMATION

The Company will furnish to any shareholder, upon written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2008, as filed with the SEC, without charge, except that copies of any exhibit to such report will be furnished upon payment by such shareholder of the Company’s reasonable expenses in furnishing such exhibit. Written requests may be directed to the Company, 200 Holleder Parkway, Rochester, New York 14615, Attention: Secretary.

By Order of the Board of Directors

/s/  John W. Van Heel
John W. Van Heel
Secretary

Rochester, New York
July 11, 2008

ANNUAL MEETING OF STOCKHOLDERS OF
MONRO MUFFLER BRAKE, INC.
August 12, 2008
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■ 20430000000000001000 7	081208

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors:To elect four Class 1 directors to serve a two-year term and until their successors are duly elected and qualified at the 2010 annual meeting of shareholders.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Richard A. Berenson Donald Glickman	Class 1 two year Class 1 two year
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Lionel B. Spiro Elizabeth A. Wolszon	Class 1 two year Class 1 two year
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☐

		FOR	AGAINST		ABSTAIN
2.	to ratify the proposal regarding reevaluating the selection of independent public accountants; and	☐	☐		☐

3.	to consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

	MARK HERE IF YOU PLAN TO ATTEND THE MEETING.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

■
MONRO MUFFLER BRAKE, INC.
Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders, August 12, 2008
     The undersigned hereby appoints Robert G. Gross and Catherine D’Amico, as proxies, each with the power to appoint his substitute and hereby authorizes such person acting individually, to represent and to vote, as specified on the reverse side hereof, all of the shares of common stock of Monro Muffler Brake, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at The Inn on Broadway, 26 Broadway, Rochester, New York, 14607, commencing at 10:00 a.m. on August 12, 2008 and at any postponement or adjournment thereof; and in the discretion of the proxies, their substitutes or delegates, to vote such shares and to represent the undersigned in respect of other matters properly brought before the meeting.
     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SIGNING SHAREHOLDER ON THE REVERSE SIDE HEREOF. UNLESS THE AUTHORITY TO VOTE FOR ELECTION OF ANY NOMINEE FOR DIRECTOR IS WITHHELD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE HEREOF, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.
(Continued and to be signed on the reverse side)

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